Exhibit 10.1

MARKETING AND LICENSE AGREEMENT

THIS IS A MARKETING AND LICENSE AGREEMENT (“Agreement”), entered into this 20th day of October, 2005 (the “Effective Date”), by and among XETHANOL CORPORATION (“Xethanol”), a Delaware corporation with a place of business at 1185 Avenue of the Americas, 20th Floor, New York, NY 10036, and DDS TECHNOLOGIES USA, INC. (“DDS”), a Nevada corporation with a place of business at 150 East Palmetto Park Road, Suite 510, Boca Raton, FL 33432.

RECITALS

A.	DDS is the owner of certain rights with respect to dry disaggregation technology products;

B.	Xethanol wishes to assist DDS in the marketing of such products and also to obtain a license with respect to such DDS technology for purposes of processing and extraction of materials from agricultural commodities, including but not limited to, corn and cellulosic biomass, in all cases within the United States of America;

C.	DDS wishes to obtain such assistance and also to grant such a license on the terms and conditions set forth below; and

D.	Xethanol and DDS have been engaged in a dispute regarding the existence and details of a certain joint venture agreement between them, and have entered into this Agreement as part of the overall and final settlement of such dispute.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

“AAA” shall have the meaning assigned to it in Subsection 12.3 (“Arbitration”).

“Authorized Purpose” shall mean the operation of Machines solely to produce Ethanol Feed Stock and Byproducts from agricultural commodities, including but not limited to, corn and cellulosic biomass, in the Authorized Territory.

“Authorized Territory” shall mean the United States of America and its possessions.

“Byproducts” shall mean any substance produced directly or indirectly by use of the Machines which is not Ethanol Feed Stock, and shall include without limitation cattle feed, fibrous materials and Xylitol.

“Claims” shall have the meaning assigned to it in SECTION 10 (“INDEMNITY”).

“Confidential Information” shall have the meaning assigned to it in SECTION 7 (“CONFIDENTIAL INFORMATION”).

“Contract Year” shall have the meaning assigned to it in Subsection 5.1(C) (“Minimum Royalties”).

“Customer Agreement” shall have the meaning assigned to it in Subsection 2.4 (“Sales”).

“Customers” shall mean third parties to whom Machines shall be Sold for use by such Customers in their own businesses and not for further distribution, but shall not include the Excluded Customers.

“Disclosing Party” shall have the meaning assigned to it in SECTION 7 (“CONFIDENTIAL INFORMATION”).

“Effective Date” shall have the meaning assigned to it in the first paragraph of this Agreement.

“Ethanol” shall mean any ethyl or other alcohol produced directly or indirectly from Ethanol Feed Stock.

“Ethanol Feed Stock” shall mean any substance produced directly or indirectly by use of the Machines which is suitable for further processing into Ethanol.

“Excluded Customers” shall mean Archer Daniels Midland Company and Treasure Valley Renewable Resources, LLC.

“Fee” shall have the meaning assigned to it in Subsection 3.3 (“Fee Calculation”).

“Indemnified Party” shall have the meaning assigned to it in SECTION 10 (“INDEMNITY”).

“Indemnifying Party” shall have the meaning assigned to it in SECTION 10 (“INDEMNITY”).

“Leads” shall have the meaning assigned to it in Subsection 2.1 (“Leads”).

“Machines” shall mean DDS machines which are Sold to Customers to be used solely for the Authorized Purpose.

“Patents” shall mean patents, utility models and applications therefor, including any and all divisionals, continuations, re-examinations, renewals, provisionals, continuations-in-part, or re-issues owned by DDS (including without limitation U.S. Pat. No. 6,848,582), and which are in existence as of the Effective Date, or which come into existence at any time thereafter and embody any Trade Secrets.

“Plant” shall mean a factory, plant or other industrial facility which is substantially owned, operated or controlled, directly or indirectly, by Xethanol or its affiliates, and at which any Machines are located.

“Purchase Agreement” shall have the meaning assigned to it in Subsection 5.1 (“Purchase of Machines and Royalties”).

“Receiving Party” shall have the meaning assigned to it in SECTION 7 (“CONFIDENTIAL INFORMATION”).

“Required Volume” shall mean the sum number of all Machines: (a) Sold by DDS pursuant to SECTION 2 (“SALES”); and also (b) purchased and paid for by Xethanol pursuant to Subsection 2.3 (“Marketing and Demo Machine”) and Subsection 5.1 (“Purchase of Machines and Royalties”).

“Sale”, “Sales”, “Sell”, “Sells”, “Selling” or “Sold” shall mean, with respect to the Machines any sale, lease, license, transfer, distribution or rental thereof by DDS to any Customer, but in all cases solely for use by such Customer for the Authorized Purpose.

“Term” shall have the meaning assigned to it in SECTION 6 (“TERM AND TERMINATION”).

“Trade Secrets” shall mean all ideas, concepts, know-how, formulas, techniques, procedures, and other non-public information of DDS regarding the use or operation of Machines existing on or before the Effective Date, including without limitation materials described as such in EXHIBIT A (“TRADE SECRETS”).

2. SALES.

2.1 Leads. During the Term, Xethanol agrees to use its diligent efforts to locate and identify to DDS potential Customers who in Xethanol’s reasonable judgment would be likely to wish to purchase Machines from DDS (collectively, “Leads”). Xethanol shall provide all information reasonably requested by DDS to identify such Leads, including the correct “contact person” at each such Lead.

2.2 Exclusivity and Loss of Exclusivity. The parties agree that DDS shall not appoint any other party to perform Lead-seeking services similar to those provided by Xethanol hereunder during the Term; provided, however, that in the event that the Required Volume is less than that described in EXHIBIT D (“REQUIRED VOLUME”) then in such case DDS shall have the right to appoint any and all such third parties, without notice to or permission from Xethanol.

2.3 Marketing and Demo Machine. Xethanol shall cooperate reasonably with DDS to assist DDS in marketing Machines to Leads as DDS may request. The parties understand and agree that DDS shall have no obligation to market Machines to any particular Lead, but shall consider in good faith all Leads provided to DDS as described in Subsection 2.1 (“Leads”). Xethanol agrees that upon the Effective Date it shall purchase one (1) Machine according to the terms described in the Purchase Agreement. Xethanol shall use such Machine for its own internal business purposes at Xethanol’s Ethanol Feed Stock and Byproduct production location in Blairstown, IA, and shall also use such Machine to assist DDS in marketing Machines as hereinabove described as “demo” Machine. Such “demo” Machine, and any additional Machines purchased by Xethanol pursuant to Subsection 5.1 (“Purchase of Machines and Royalties”), shall be subject to the provisions of Subsection 5.5 (“Licenses”).

2.4 Sales. The parties understand and agree that Xethanol shall have no right to negotiate on behalf of DDS with any Lead, and that in particular the prices, terms, and specifications of each Machine shall be determined solely upon agreement between DDS and such Lead, and shall be included in a written agreement between DDS and such Lead (each, a “Customer Agreement”).

2.5 Prices. The parties understand and agree that the prices for purchases of Machines by Xethanol shall be equivalent to DDS’s lowest commercially reasonable prices for such Machines, as determined by DDS, but subject to adjustment from time to time by DDS. DDS shall set the prices for all Sales of Machines pursuant to each Customer Agreement, but it is DDS’s intention to set such prices at a profit-maximizing level.

3. STOCK AND FEES.

3.1 Stock. Within five (5) days from the Effective Date, DDS shall provide to Xethanol two hundred thousand (200,000) shares of the restricted stock of DDS, with “piggyback” rights where permitted, according to the stock purchase agreement described in EXHIBIT E (“STOCK PURCHASE AGREEMENT”).

3.2 Cash Payment. Within five (5) days from the Effective Date, DDS shall pay to Xethanol fifty thousand dollars ($50,000).

3.3 Fee Calculation. For all Sales of Machines during the Term (and regardless of whether such Sales were made pursuant to any Leads provided by Xethanol pursuant to Subsection 2.1 (“Leads”)), DDS shall pay to Xethanol a fee (“Fee”) calculated at *** of all amounts actually paid to DDS by Customers for each such Sale; provided, however, that any Sales of Machines to any Restricted Customer shall not be subject to the foregoing, and there shall be no amount owed or paid to Xethanol in connection therewith. Provided, further, that in no event shall any royalties or other payments from Customers be subject to the foregoing Fee payment obligation. The parties further agree that any sales of other devices or machines (including without limitation any devices or machines which are similar to Machines, but which are not used for the Authorized Purpose, and may instead be used for other purposes in other industries or markets) shall likewise not be subject to the foregoing, and there shall be no amount owed or paid to Xethanol in connection therewith.

3.4 Payment. DDS shall pay Fees to Xethanol within thirty (30) days of receipt by DDS of the corresponding amounts by DDS for each Sale. Each payment of Fees shall be accompanied by written documentation reasonably sufficient to explain the amount and calculation of such Fees.

3.5 Currency. All amounts owed or paid under this Agreement by DDS shall be calculated and paid in United States currency; provided, however, that as to Fees based on Sales made in other than United States current, such Fees shall be paid by DDS in such foreign currency as corresponds to such Sale.

4. RETURN OF MACHINE AND RELEASE.

4.1 Return. Promptly following the Effective Date, Xethanol shall make available for pick up by DDS that particular Machine currently located at Xethanol’s facility in Hopkinton, IA, and shall take all steps to ensure that such Machine is delivered “as is” to DDS, free of all liens, security interests or other encumbrances.

4.2 Release. Upon the Effective Date, the parties hereto shall execute a mutual general release in substantially the form described in EXHIBIT C (“GENERAL RELEASE”).

5. PURCHASE OF MACHINES, ROYALTIES AND LICENSES.

5.1 Purchase of Machines and Royalties.

A. Purchase of Machines. From time to time during the Term, Xethanol may issue purchase orders to purchase Machines from DDS. Xethanol may, as a matter of administrative convenience use its standard form of purchase order for such purposes, provided that any terms contained thereon shall have no effect whatsoever. Such Machines shall be used solely by Xethanol and solely for the Authorized Purpose (and in no event shall be purchased for resale), and shall be subject to the purchase agreement (“Purchase Agreement”) described in EXHIBIT B (“PURCHASE AGREEMENT”). Xethanol agrees that it shall not use, or permit or encourage the use of, such Machines purchased by Xethanol for any purpose other than the Authorized Purpose.

B. Royalties. In addition to payment for the purchase of Machines, Xethanol shall also pay to DDS certain royalties (“Royalties”) as follows:

(i) Ethanol. The Royalty payable with respect to amounts directly or indirectly paid or owed to Xethanol by third parties for Ethanol which is produced using such Machines shall be *** until such time, if ever, as the provisions of Subsection 2.2 (“Exclusivity and Loss of Exclusivity”) shall apply and DDS shall appoint any third party to perform Lead-seeking services, in which case such Royalty payable thereafter shall be ***; and

(ii) Byproducts. The Royalty payable with respect to amounts directly or indirectly paid or owed to Xethanol by third parties for Byproducts shall be ***.

D. Payment. Xethanol shall pay Royalties to DDS within thirty (30) days of receipt by Xethanol of the corresponding amounts by Xethanol. Each payment of Royalties shall be accompanied by written documentation reasonably sufficient to explain the amount and calculation of such Royalties.

5.2 Milestone Payments. In addition to payment for the purchase of Machines and payment of Royalties, Xethanol shall also pay to DDS certain milestone payments as follows: *** for each *** of annual nameplate capacity for each Plant. Xethanol shall pay such milestone payments within thirty (30) days of the completion, or first day of commercial operation, of each such Plant (whichever comes first). Each payment of such milestone payments shall be accompanied by written documentation reasonably sufficient to explain the calculation of such annual nameplate capacity and the corresponding amount of payment.

5.3 Forecasts and Additional Purchases. Xethanol shall provide a rolling twelve (12) week forecast of requested Machine delivery dates for the Term. Xethanol shall issue purchase orders against such forecast, allowing at least six (6) weeks for delivery, or such longer period as DDS may from time to time specify.

5.4 Buy Back Rights. In the event of any termination of this Agreement, and also prior to any contemplated sale, lease, license, consignment or any other transfer of any Machine by Xethanol to any third party, Xethanol shall give no less than forty-five (45) days’ written notice thereof to DDS, and shall afford DDS the opportunity to purchase all or some of such Machines (at DDS’s discretion) at a price equal to the original purchase price thereof reduced at a rate of twenty percent (20%) of such original purchase price per year thereafter, but in no event a price less than five percent (5%) of such original purchase price. In the event that DDS declines to purchase any such Machines, Xethanol may proceed with the foregoing sale, lease, license, consignment or other transfer of such Machines; provided, however, that prior to any such sale, lease, license, consignment or other transfer DDS shall have first entered into a separate written license and royalty agreement with the other party with respect to the Trade Secrets and the Patents. The parties understand and agree that any agreements for sale of Machines to third parties by Xethanol shall contain an analogous “buy back” provision for the benefit of DDS; provided; however, that it shall not be an obligation of Xethanol hereunder to arrange for the re-sale or return of such Machines to DDS.

5.5 Licenses.

A. Trade Secrets. Subject to Xethanol’s timely performance hereunder, DDS hereby grants to Xethanol, solely during the Term and solely in the Authorized Territory, an exclusive, non-transferable, Royalty-bearing license (without the right to grant sublicenses), to use the Trade Secrets solely for the Authorized Purpose. DDS hereby acknowledges that Xethanol shall have the right to sell Ethanol and Byproducts which are produced pursuant to this Subsection 5.5(A)(“Trade Secrets”) to third parties inside and outside the Authorized Territory.

B. Patents. Subject to Xethanol’s timely performance hereunder, DDS hereby grants to Xethanol, solely during the Term and solely in the Authorized Territory, an exclusive, non-transferable, Royalty-bearing license (without the right to grant sublicenses), to use the Patents, and practice any claims thereof, solely for the Authorized Purpose. DDS hereby acknowledges that Xethanol shall have the right to sell Ethanol and Byproducts which are produced pursuant to this Subsection 5.5(B)(“Patents”) to third parties inside and outside the Authorized Territory.

6. TERM AND TERMINATION.

6.1 Term. The term of this Agreement (“Term) shall continue until the expiration of the last of the intellectual property rights licensed herein, subject to earlier termination and extension as herein below provided.

6.2 Termination. Either party may terminate this Agreement for the material breach of the other party which breach has remained uncured for thirty (30) days after written notice thereof to the breaching party.

6.3 Effect. In the event of any expiration or termination of this Agreement, all licenses granted by DDS hereunder shall immediately terminate, each party shall immediately return to the other party such other party’s Confidential Information as described in Subsection 7.5 (“Return of Confidential Information”), and the provisions of Subsection 5.4 (“Buy Back Rights”) shall continue to apply.

7. CONFIDENTIAL INFORMATION.

7.1 Description. Each party (the “Disclosing Party”) may from time to time during the Term of this Agreement disclose to the other party (the “Receiving Party”) certain non-public information regarding the Disclosing Party’s business, including technical, marketing, financial, personnel, planning, and other information (“Confidential Information”). The Disclosing Party shall mark all such Confidential Information in tangible form with the legend ‘confidential’, ‘proprietary’, or with similar legend. With respect to Confidential Information disclosed orally, the Disclosing Party shall describe such Confidential Information as such at the time of disclosure, and shall confirm such Confidential Information as such in writing within thirty (30) days after the date of oral disclosure. The Trade Secrets and any other non-public information regarding Machines shall, however, be considered the Confidential Information of DDS regardless of whether so marked or confirmed.

7.2 Confidential Nature of Terms of Agreement and Press Release.

A. Agreement. Each party agrees not to disclose the terms of this Agreement to any third party except as required by law or regulation, in order to enforce such party’s rights hereunder, or under obligation of confidence to advisors, attorneys, accountants, or investment professionals.

B. Press Release. Simultaneous with the Effective Date, the parties shall issue a reasonable and mutually-acceptable press release which shall describe in the general terms the existence and nature of this Agreement, but shall not disclose the terms hereof.

7.3 Protection of Confidential Information. Except as expressly permitted by this Agreement including without limitation in Subsection 5.5 (“Licenses”), the Receiving Party shall not disclose the Confidential Information of the Disclosing Party, and shall not use the Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement. Subject to the foregoing, the Receiving Party shall limit the disclosure of the Confidential Information of the Disclosing Party to the employees, professional advisors or agents of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement, and who are, with respect to the Confidential Information of the Disclosing Party, bound in writing (or by statute or regulations) by confidentiality terms no less restrictive than those contained herein. The Receiving Party shall provide copies of such written agreements to the Disclosing Party upon request; provided, however, that such agreement copies shall themselves be deemed the Confidential Information of the Receiving Party.

7.4 Exceptions. Notwithstanding anything herein to the contrary, Confidential Information shall not be deemed to include any information which, as evidenced by the Receiving Party’s written records: (a) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party as reflected in the written records of the Receiving Party; (b) was or has been disclosed by the Disclosing Party to a third party without obligation of confidence; (c) was or becomes lawfully known to the general public without breach of this Agreement; (d) is independently developed by the Receiving Party without access to, or use of, the Confidential Information; (e) is approved in writing by the Disclosing Party for disclosure by the Receiving Party; (f) is required to be disclosed in order for the Receiving Party to enforce its rights under this Agreement; or (g) is required to be disclosed by law or by the order or a court or similar judicial or administrative body; provided, however, that the Receiving Party shall notify the Disclosing Party of such requirement immediately and in writing, and shall cooperate reasonably with the Disclosing Party, at the Disclosing Party’s expense, in the obtaining of a protective or similar order with respect thereto.

7.5 Return of Confidential Information. The Receiving Party shall return to the Disclosing Party, destroy or erase all Confidential Information of the Disclosing Party in tangible form: (a) upon the written request of the Disclosing Party (except with respect to the Trade Secrets or other Confidential Information of which the Receiving Party is entitled to continued possession under the terms of this Agreement); or (b) upon the expiration or termination of this Agreement, whichever comes first, and in both cases, the Receiving Party shall certify promptly and in writing that it has done so.

8. LIMITATION OF LIABILITY. OTHER THAN FOR A BREACH OF SECTION 7 (“CONFIDENTIAL INFORMATION”), OR FOR AN EXCEEDING OF THE SCOPE OF THE LICENSES GRANTED HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PARTY FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS OR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION SEEKING SUCH DAMAGES (WHETHER IN CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT PRODUCT LIABILITY OR OTHERWISE), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9. REPRESENTATIONS AND WARRANTIES.

9.1 By Xethanol. Xethanol hereby represents and warrants, to and for the benefit of DDS and its parent, subsidiaries, shareholders, customers, affiliates, agents and assigns, as of the Effective Date, throughout the Term and thereafter, as follows:

A. Xethanol has conducted its own thorough inquiry into the details and operation of the Machine and the intellectual property to be licensed under this Agreement;

B. Xethanol possesses sufficient technical skill, experience and knowledge to conduct such an inquiry in a meaningful and effective way;

C. DDS has cooperated with Xethanol and has provided Xethanol such information and documentation as Xethanol has requested in the course of such inquiry;

D. Xethanol acknowledges that DDS has no responsibility for the selection of Machines by Xethanol or their suitability, or the suitability of the foregoing intellectual property, for use in Xethanol’s business;

E. Xethanol shall ensure that all Machines purchased by Xethanol are operated solely for the Authorized Purpose, in a commercially reasonable and safe manner, and so as not to cause injury or damages to persons or real or tangible personal property; and

F. All statements and representations may by or on behalf of Xethanol to third parties (including without limitation Customers) regarding DDS or the Machines, shall complete, accurate and consistent with all corresponding information and written materials provided by DDS.

9.2 By DDS. Machines delivered to Xethanol pursuant to the Purchase Agreement shall be subject to the warranty provisions set forth therein. The foregoing states DDS’s sole liability and Xethanol’s sole remedy, for any breach of warranty under this Agreement.

9.3 Disclaimer. EXCEPT AS EXPRESSLY STATED IN SUBSECTION 9.2 (“BY DDS”), ALL MACHINES AND ALL OTHER DELIVERABLE ITEMS UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT ANY WARRANTY WHATSOEVER, AND DDS HEREBY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

10. INDEMNITY. Each party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other party (the “Indemnified Party”) from and against all claims, demands, threats, suits or proceedings (collectively, “Claims”), and all losses, arising from any injury or damages to persons or real or tangible personal property arising from any beach of this Agreement by the Indemnifying Party. In the event of any such Claim, the Indemnified Party shall promptly notify the Indemnifying Party, and shall cooperate reasonably with the Indemnifying Party (at the Indemnifying Party’s expense) in the defense or settlement of such Claim.

11. SURVIVAL AND ORDER OF PRECEDENCE. In the event of any expiration or termination of this Agreement, the provisions of SECTION 1 (“DEFINITIONS”), SECTION 4 (“RETURN OF MACHINE AND RELEASE”), Subsection 5.1(B) (“Royalties”), Subsection 5.2 (“Milestone Payments”), Subsection 5.4 (“Buy Back Rights”), Subsection 6.3 (“Effect”), SECTION 7 (“CONFIDENTIAL INFORMATION”), SECTION 8 (“LIMITATION OF LIABILITY”), SECTION 9 (“REPRESENTATIONS AND WARRANTIES”), SECTION 10 (“INDEMNITY”), SECTION 11 (“SURVIVAL AND ORDER OF PRECEDENCE”) and SECTION 12 (“GENERAL”) shall survive and shall continue to bind the parties. In the event of any conflict between the terms of this Agreement and the terms of any exhibit, the terms of the exhibit shall control.

12. GENERAL.

12.1 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and the District of Columbia without regard to conflicts of law principles. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. Subject to Subsection 12.3 (“Arbitration”), the courts located in the District of Columbia shall have sole jurisdiction over any disputes arising hereunder, and the parties hereby consent to the personal jurisdiction of such courts.

12.2 Attorneys’ Fees. In the event any proceeding or lawsuit is brought by any party in connection with this Agreement, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys’ fees, including costs and fees on appeal.

12.3 Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled by binding arbitration in accordance with the Rules of the American Arbitration Association (“AAA”) in the District of Columbia. A single arbitrator engaged in the practice of law, who is knowledgeable about intellectual property transactions, shall conduct the arbitration. The arbitrator shall be selected in accordance with AAA procedures from a list of qualified people maintained by AAA. The arbitration shall be conducted in the District of Columbia. There shall be no discovery other than the exchange of information which is provided to the arbitrator by the parties. The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the parties as essential to the success of the arbitration process. Written reasons for the arbitrator’s decisions should be complete and explicit, but limited to only those issues necessary to support the award. The written reasons should include the basis for any damages awarded and a statement of how the damages were calculated. Each party shall bear its costs and attorney’s fees of any arbitration. The arbitrator shall assess his or her costs, fees and expenses against the party losing the case unless the arbitrator believes that neither party is the clear loser, in which case the arbitrator shall divide such fees, costs and expenses according to his or her sole discretion. The arbitrator’s decision and award shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any duty to arbitrate under this Agreement shall remain in effect and enforceable after termination of this Agreement for any reason.

12.4 Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, facsimile, or by certified or registered mail, return receipt requested, and shall be deemed given: (i) upon personal delivery; (ii) the next day following the date of transmittal when transmitted by facsimile; (iii) or five (5) business days after deposit in the mail. Notices shall be sent to the parties at the addresses described on the first page of this Agreement or such other address as either party may designate for itself in writing. Notices to DDS shall include a copy sent to: John E. Cummerford, Esq., Greenberg Traurig, 2375 E. Camelback Road, Suite 700, Phoenix, AZ 85016.

12.5 No Agency. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties.

12.6 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other cause which is beyond the reasonable control of such party.

12.7 Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

12.8 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

12.9 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or extent of such section or in any way affect this Agreement.

12.10 Assignment. Neither party shall assign any rights or obligations under this Agreement, either in whole or in part, without the prior, written consent of the other party, which consent shall not be unreasonably withheld. DDS shall, however, have the right to assign this Agreement in whole to a third party that acquires, is acquired by, merges with, or engages in a similar transaction with DDS.

12.11 Brokers. Each party hereby represents that it has not used the services of any broker or similar party in the connection therewith, and that there are no brokers’ fees, sales commissions or similar payments owed by such party.

12.12 Injunction. Notwithstanding the provisions of Subsection 12.3 (“Arbitration”), either party shall be free to seek injunctive relief were available in any court of competent jurisdiction.

12.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

12.14 No Construction. This Agreement is the product of negotiations between the parties and their respective counsel, has been jointly drafted, and shall not be construed for or against either party.

12.15 Entire Agreement. This Agreement together with the exhibits hereto completely and exclusively states the agreement of the parties regarding its subject matter, and supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding such subject matter. This Agreement shall not be modified except by a subsequently dated written amendment signed on behalf of each of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

DDS TECHNOLOGIES USA, INC.		XETHANOL CORPORATION

BY:		BY:

NAME:	SPENCER STERLING	NAME:
TITLE:		TITLE:
DATE:		DATE: